Exhibit 10.4

SETTLEMENT AGREEMENT

I. PARTIES

This Settlement Agreement (“Agreement”) is entered into between the United States of America (the “United States”), acting through the United States Department of Justice, and EMC Corporation (“EMC”), acting through its authorized representatives. The United States and EMC shall be referred to as the “Parties.”

II. PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A. EMC is a provider of information infrastructure technology systems, software, and services, based in Hopkinton, Massachusetts.

B. On September 17, 2004, Norman Rille and Neal Roberts (“Relators”) filed a qui tam action in the United States District Court for the Eastern District of Arkansas (Western Division) captioned United States ex rel. Norman Rille and Neal Roberts v. Booz Allen et al., Civil Action 4:04CV00984 WRW (E.D.Ark.) (UNDER SEAL) (hereinafter the “Civil Action”). On December 1, 2006, Relators filed their Fourth Amended Complaint in the Civil Action, naming EMC as a defendant. On March 25, 2008, the United States filed a Notice of Intervention in the Civil Action. Thereafter, on June 6, 2008, the United States filed its Complaint In Intervention. On June 3, 2009, the Civil Action was transferred to the Eastern District of Virginia, where it was re-captioned United States ex rel. Norman Rille and Neal Roberts v. EMC, Case No. 1:09-cv-00628-GBL-TRJ.

C. The United States contends that it has certain civil claims, as specified in Paragraph 2, below, against EMC for allegedly engaging in the following conduct (hereinafter referred to as the “Covered Conduct”):

1. During the period January 1, 2000 through September 10, 2009, EMC paid finder’s fees, including fees paid through expense checks, and provided things of value through its Velocity Partner Program and predecessor programs for the purpose of improperly influencing the award of business to EMC in connection with federal contracts. As a result of this conduct, EMC presented and/or caused others to present false and/or inflated claims for payment for the sale of products and services to the United States.

2. During the period January 1, 1997 through February 28, 2009, EMC made false statements, through affirmative representations and omissions, regarding EMC’s method of pricing, the prices of EMC’s products and the discounts to other EMC customers, (i) to the General Services Administration (“GSA”) for the purpose of inducing GSA to award, modify and/or extend GSA MAS Contract No. GS-35F-0088K (the “GSA Contract”) to EMC; (ii) to the United States of America for the purpose of inducing it to award, modify and/or extend Basic Ordering Agreement 2002-W776200-000 (the “BOA”) to EMC; and (iii) in connection with the performance of the GSA Contract, and the BOA, including delivery orders, task orders, purchase orders, contracts and blanket purchase agreements based thereon for the purpose of inducing the purchase of EMC products and services.

3. During the period January 1, 1997 through December 3, 2009, EMC made false statements, through affirmative representations and omissions, regarding EMC’s method of pricing, the prices of EMC’s products and the discounts to other EMC customers, to the United States Postal Service (“USPS”) for the purpose of inducing USPS to award, modify and/or extend USPS Contract No. 1BCHSO-05-Q-2116 (the “USPS Contract”) to EMC; and in connection with the performance of the USPS Contract, including delivery orders, task orders, purchase orders, contracts and blanket purchase agreements based thereon for the purpose of inducing the purchase of EMC products and services.

4. During the period January 1, 1997 through February 28, 2009, in connection with the performance of the GSA Contract and the BOA, including delivery orders, task orders, purchase orders, contracts and blanket purchase agreements based thereon, EMC failed to price its products and services in accordance with the terms of those contract vehicles and governing regulations, including failing to price its products and services on a line-item basis, failing to conduct price comparisons, failing to provide federal customers with the same price offered to commercial end users purchasing similar quantities under similar terms and conditions, and failing properly to effect price reductions.

5. During the period January 1, 1997 through December 3, 2009, in connection with the performance of the USPS Contract, including delivery orders, task orders, purchase orders, contracts and blanket purchase agreements based thereon, EMC failed to price its products and services in accordance with the terms of those contract vehicles and governing regulations, including failing to price its products and services on a line-item basis, failing to conduct price comparisons, failing to provide federal customers with the same price offered to commercial end users purchasing similar quantities under similar terms and conditions, and failing properly to effect price reductions.

6. As a result of the conduct set forth above in paragraphs C.2 through C.5, EMC presented and/or caused others to present false and/or inflated claims for payment for the sale of products and services to the United States under the GSA Contract, the BOA and the USPS Contract, including delivery orders, task orders, purchase orders, contracts and blanket purchase agreements based thereon.

D. This Agreement is made in compromise of disputed claims. EMC expressly denies each and every one of the contentions and claims of the United States that are set forth in Paragraph C above and the Civil Action, and expressly denies that it has engaged in any wrongful conduct in connection with the Covered Conduct or that it is liable under the False Claims Act, 31 U.S.C. §§ 3729-3733, the Anti-Kickback Act, 41 U.S.C. § 51 et seq., or any other civil, administrative or criminal cause of action with regard to such contentions or allegations. Nothing in this Agreement, or any obligation herein, or the fact of the settlement shall constitute, be construed to be, or be understood as an admission by EMC that it has violated or breached any act, law, regulation, obligation or contract or has engaged in any wrongdoing.

E. The Parties have negotiated a resolution of the disputed claims arising from the Covered Conduct to avoid the cost, distraction, delay, uncertainty and inconvenience of protracted litigation. The Parties have reached a settlement pursuant to the Terms and Conditions below.

III. TERMS AND CONDITIONS

1. EMC agrees to pay to the United States $87,500,000 (Eighty Seven Million Five Hundred Thousand Dollars) (the “Settlement Amount”) by electronic funds transfer pursuant to written instructions to be provided by the United States. EMC agrees to make this electronic funds transfer no later than ten (10) business days after the Effective Date of this Agreement or receipt of complete wiring instructions from the United States, whichever occurs later in time.

2. Subject to the exceptions in Paragraph 4, below, in consideration of EMC’s obligations in this Agreement and conditioned upon EMC’s full payment of the Settlement Amount, the United States releases EMC and its current and former parents, subsidiaries, divisions and affiliates, and each of their past, present and future employees, officers, directors, agents, shareholders, insurers, attorneys, predecessors, successors, and assigns (collectively, the “EMC Released Parties”) from any civil or administrative monetary claims or causes of action that the United States has or may have against the EMC Released Parties for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733, the Anti-Kickback Act, 41 U.S.C. § 51 et seq., the Contracts Disputes Act, 41 U.S.C. § 601 et seq., the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, the Truth in Negotiations Act, 41 U.S.C. § 254b, or common law theories of breach of contract, payment by mistake, unjust enrichment and fraud, including fraud in the inducement and promissory fraud.

3. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including EMC and Relators) are the following claims of the United States:

a. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

b. Any criminal liability;

c. Any administrative liability including the suspension and debarment rights of any federal agency;

d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e. Any liability based upon such obligations as are created by this Agreement;

f. Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

g. Any liability for failure to deliver goods or services due.

4. EMC waives and shall not assert any defenses EMC may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

5. EMC fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that EMC has asserted, could have asserted, or may assert in the future against the United States, and its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution of the Civil Action.

6. EMC agrees to the following:

a. Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of EMC, and its present or former officers, directors, employees, shareholders, and agents in connection with:

(1) the matters covered by this Agreement;

(2) the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3) EMC’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4) the negotiation and performance of this Agreement;

(5) the payment EMC makes to the United States pursuant to this Agreement and any payments that EMC may make to Relators, including costs and attorneys fees, are “Unallowable Costs” for government contracting purposes (hereinafter referred to as “Unallowable Costs”).

b. Future Treatment of Unallowable Costs: Unallowable Costs will be separately determined and accounted for by EMC, and EMC shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States.

c. Treatment of Unallowable Costs Previously Submitted for Payment: EMC further agrees that within 90 days of the Effective Date of this Agreement it shall identify any unallowable costs (as defined in this Paragraph) included in payments previously sought by EMC or any of its subsidiaries or affiliates from the United States. EMC agrees that the United States, at a minimum, shall be entitled to recoup from EMC any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs in any such payments. Any payments due shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by EMC or any of its subsidiaries or affiliates regarding any Unallowable Costs included in payments previously sought by EMC, or the effect of any such Unallowable Costs on the amount of such payments.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine EMC’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

7. This Agreement is intended to be for the benefit of the Parties only. Except as expressly provided to the contrary in this Agreement, the Parties do not release any claims against any other person or entity.

8. EMC warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to EMC, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which EMC was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

9. Within five (5) business days of the United States’ receipt of the Settlement Amount, the United States shall file in the Civil Action a Joint Stipulation of Dismissal with prejudice of the Civil Action pursuant to the terms of the Agreement.

10. Except as expressly provided to the contrary in this Agreement, the United States and EMC each shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

11. EMC represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

12. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Eastern District of Virginia.

13. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

14. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

15. The individuals signing this Agreement on behalf of EMC represent and warrant that they are authorized by EMC to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

16. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

17. This Agreement is binding on EMC’s successors, transferees, heirs, and assigns.

18. EMC consents to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

19. This Agreement is effective on the date of signature by the last signatory to the Agreement (the “Effective Date of this Agreement”). Facsimiles or scanned PDFs of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: May 4, 2010	BY:	/s/ Carolyn G. Mark
Carolyn G. Mark
Senior Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

EMC Corporation

DATED:	BY:	/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President & General Counsel

DATED: May 4, 2010	BY:	/s/ Mitchell S. Ettinger
Counsel for EMC